UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2017

PetMed Express, Inc. (Exact name of registrant as specified in its charter)

Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Congress Avenue, Delray Beach, FL 33445
(Address of principal executive offices) (Zip Code)

(561) 526-4444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 3, 2017, the Board of Directors (the “Board”) of PetMed Express, Inc. (the “Company”),  in light of current corporate governance trends, determined it is in the best interests of the Company and the Company's stockholders to approve an amendment to the Bylaws of the Company (“Existing Bylaws”) and has adopted the First Amended and Restated Bylaws of the Company (“First Amended and Restated Bylaws”) incorporating the amendment, to provide for a change to the voting standard for election of directors from a plurality voting standard to a majority voting standard in uncontested director elections and a post-election resignation procedure to address nominees who fail to obtain the requisite vote. The Board believes the adoption of the majority voting standard in uncontested director elections, and the resignation procedures, will give the Company's stockholders a greater voice in determining the composition of the Board and will enhance the accountability of each elected director to the Company's stockholders.

The Company's Existing Bylaws currently provide for election of directors by a plurality of the votes cast by the holders of shares of capital stock entitled to vote (that is, a nominee who receives the most "FOR" votes for a board seat is elected, regardless of the number of votes "WITHHELD" with respect to such nominee). The First Amended and Restated Bylaws implements a majority voting standard, under which each director nominee in an uncontested election must receive more "FOR" votes cast than "AGAINST" votes cast to be elected. Conversely, a director nominee in an uncontested election who does not receive more "FOR" votes cast than "AGAINST" votes cast would not be elected. Votes withheld, abstentions and broker non-votes will continue to have no effect on the outcome of an election. In the event that an incumbent director does not receive the requisite majority of votes cast in an uncontested election, the Company would follow a certain post-election resignation procedure (described below). In all contested director elections, in which a stockholder has duly nominated (and not withdrawn by a certain date) an individual for election to the Board, the plurality voting standard currently in effect would still apply.

Under the post-election resignation procedure, any incumbent director who fails to receive the requisite number of votes for reelection in an uncontested election will be required to promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation, and the Board will make the ultimate decision as to whether to accept or reject the resignation by considering factors it deems relevant, such as the percentage of outstanding shares represented by the votes cast at the meeting, the director nominee's past and expected future contributions to the Company, the overall composition of the Board and committees of the Board, and whether accepting the tendered resignation would cause the Company to fail to meet any applicable rule or regulation (including the NASDAQ listing standards and the requirements of the federal securities laws). The Board will act on the resignation within 90 days following certification of the stockholder vote for the meeting and will promptly disclose its decision and rationale in a Current Report on Form 8-K filed with the SEC.

The changes to the Existing Bylaws to implement the majority voting standard and post-election resignation procedures consist of the following:

•

Section 3.02(3) (Quorum and Voting Requirements for Voting Groups) is amended to provide a cross reference to Section 3.05(1) outlining the vote required for the election of directors;

•

Section 3.04(3) (Shareholder Quorum and Voting; Greater or Lesser Voting Requirements) is amended to provide a cross reference to Section 3.05(1) outlining the vote required for the election of directors;

•

Section 3.05(1) (Voting for Directors; No Cumulative Voting) is amended to provide for majority voting in uncontested elections, with plurality voting retained in contested elections;

•

Section 4.21 (Resignation of Directors) is amended to clarify resignations are not always effective when notice is delivered if specified otherwise in the resignation; and

•

Section 4.22 (Failed Director Election) is newly added to implement the post-election resignation procedure in the event an incumbent director fails to receive a majority of votes cast in an uncontested election.

The foregoing description of the First Amended and Restated Bylaws is subject to and qualified in its entirety by reference to the First Amended and Restated Bylaws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

3.1 – First Amended and Restated Bylaws of PetMed Express, Inc.

EXHIBIT INDEX

Exhibit No.	Description

3.1	First Amended and Restated Bylaws of PetMed Express, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2017

PETMED EXPRESS, INC.

By:	/s/ Bruce S. Rosenbloom
Name:	Bruce S. Rosenbloom
Title:	Chief Financial Officer

3